POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS that the undersigned constitutes and appoints Mark A. Fuchs and Karen S. Austin, and either of them, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for me and in my name, place and stead in any and all capacities to sign a Form 3, 4 or 5 under the Securities Exchange Act of 1934, and to file the same, with any or all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The authority granted to Mark A. Fuchs and Karen S. Austin under this power of attorney shall continue until I am no longer required to file Forms 3, 4 and 5 with regard to my ownership of or transactions in securities of Louisiana-Pacific Corporation, unless earlier revoked in writing. I hereby revoke all prior Powers of Attorney appointing Anton C. Kirchhof as my true and lawful attorney-in-fact.



       May 1, 2008                        /s/           Archie W. Dunham
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